Exhibit 99.1

Cyngn Reports Third Quarter 2024 Financial Results

Recent Operating Highlights:

●	Executed its first paid DriveMod Forklift Deployment.

●	Signed a commercial contract with a major automotive service equipment manufacturer.

●	Executed LOI to sell multiple DriveMod Tuggers to global automotive supplier.

●	Successfully completed DriveMod Tugger Initial Deployment with a major defense contractor.

●	Hired Experienced Industrial Automation VP of Sales, Marty Petraitis.

●	Started deploying its next-gen 12,000 lb. DriveMod Tugger at customer facilities.

●	Expanded its sales channels through Motrec dealers and 3rd party system integrators that combine for billions of dollars of robotics and material handling equipment annual sales.

●	Secured its 20th and 21st U.S. Patent.

●	Expanded DriveMod capabilities to outdoor operations in response to demand.

Menlo Park, California, November 6, 2024 — Cyngn (or the “Company”) (Nasdaq: CYN), developer of industrial autonomous vehicles, today announced financial results for its third quarter, ended September 30, 2024.

“Our third quarter marked meaningful additional commercial traction of our autonomous DriveMod technology,” said Lior Tal, Cyngn CEO. “Building on the progress we made with direct sales efforts in the first half of the year, including being selected by Deere to supply the DriveMod Tugger, we have expanded our strategy to increase our channel sales efforts.

“We have also achieved a significant milestone with the first paid deployment of our DriveMod Forklift, an important progression into sales activities after initial R&D and projects focused on funding development.”

“Through our OEM partner Motrec, we are able to expand our sales strategy beyond direct sales by leveraging a strong incumbent dealer network while also adding specialized distributors and system integrators like Kennedy Robotics AI and RobotLAB.

“By expanding our sales and distribution collaborations, we are enhancing our sales channels and creating consistent opportunities that strengthen our sales pipeline.”

In addition to increasing lead generation and building a more robust pipeline, we also hired Marty Petraitis, a seasoned vet of the industrial automation industry, as our VP of Sales to capitalize on our growing opportunities. Broadly, our sales pipeline has matured into more advanced stages as per the process outlined in our recent update. We are actively converting more Pilot Purchases, creating a larger pool of existing and newly onboarded customers to grow into Fleet Purchases.

We are continuing to see validation of our solution through traction in heavy manufacturing industries like automotive and defense, highlighted by the first deployments of our next-generation 12,000 lb. DriveMod Tugger at customer facilities and multiple new customer contracts and LOIs as outlined above.

The next-gen DriveMod Tugger boasts increased towing capacity and enhanced autonomous capabilities that enable it to support outdoor operations. These improvements have expanded our use cases, broadened the environments where our autonomous vehicles deliver value, and ultimately created new sales opportunities.

Having ramped up the production of our DriveMod Tugger, we have also been able to shift to revenue-generating activities with our autonomous forklift solution. Our first paid DriveMod Forklift deployment marks a key turning point in monetizing the valuable solution offered by an autonomous forklift.

The global forklift market is expected to double to $103.9 billion by 2031. The opportunity for autonomous forklifts is significant, and this milestone positions us for the critical next steps that will result in the DriveMod Forklift being widely available to under-served forklift automation applications that require >10,000 lb. load capacity and use non-standard pallets.

When reviewing the financial information below, note that all share and per share information, Common stock and Additional paid-in capital, has been restated to reflect the 1-for-100 reverse stock split effected on July 3, 2024.

Q3 2024 Three Month Financial Review:

●	Third quarter revenue was $47.6 thousand compared to $25.2 thousand in the third quarter of 2023. Similar to prior year, third quarter 2024 revenue consisted of EAS software subscriptions from DriveMod Stockchaser vehicle deployments.

●	Total costs and expenses of $5.6 million in the third quarter of 2024 were consistent with the third quarter of 2023. However, R&D expenses in 2024 decreased by $133.6 thousand and G&A expenses decreased by $60.3 thousand, and these decreases were offset by an increase in cost of revenue of $114.8 thousand. The decrease in R&D expense was primarily driven by capitalizing costs for specific customers and capitalizing costs related to the development of software. The decrease in G&A expenses is due to a decrease in personnel costs, reduced insurance premiums and spending improvements on general office expenses. The increase in cost of revenue is driven by more customer deployments in 2024. Headcount at the end of the third quarter of 2024 was 81 versus 85 at the end of the third quarter of 2023.

●	Net loss for the third quarter was $(5.4) million compared to $(5.5) million in the corresponding quarter of 2023. Third quarter 2024 net loss per share was $(2.74), based on basic and diluted weighted average shares outstanding of approximately 1,982 thousand in the quarter. This compares to a net loss per share of $(11.03) in the third quarter of 2023, based on approximately 496 thousand basic and diluted weighted average shares outstanding.

Q3 2024 Nine Month Financial Review:

●	Year-to-date third quarter revenue was $61.8 thousand compared to $1.4 million in the third quarter of 2023. Third quarter 2024 revenue consisted of EAS software subscriptions from DriveMod Stockchaser vehicle deployments whereas prior year revenue was the result of NRE contracts.

●	Total costs and expenses in the third quarter were $17.3 million, down from $19.4 million in the third quarter of 2023. This decrease was primarily due to a decrease in R&D expenses of $547.7 thousand, a $666.9 thousand reduction in G&A expenses, and a $835.8 thousand decrease in cost of revenue. The decrease in R&D expense was primarily driven by capitalizing costs for specific customers and capitalizing costs related to the development of software while the decrease in G&A expenses is due to a decrease in personnel costs, reduced insurance premiums and spending improvements on general office expenses. The decrease in cost of revenue is driven by the lower costs associated with EAS revenue compared to the NRE contracts in 2023.

●	Net loss for the third quarter was $(17.2) million compared to $(17.5) million in the corresponding quarter of 2023. Third quarter 2024 net loss per share was $(12.91), based on basic and diluted weighted average shares outstanding of approximately 1,333.3 thousand in the period. This compares to a net loss per share of $(35.50) for the nine months of 2023, based on approximately 491.7 thousand basic and diluted weighted average shares outstanding during the period.

Balance Sheet Highlights:

Cyngn’s cash and short-term investments at September 30, 2024 total $2.8 million compared to $8.2 million as of December 31, 2023. At the end of the same period, working capital was $2.6 million and total stockholders’ equity was $6.65 million, as compared to year-end working capital of $7.4 million and total stockholders’ equity of $10.6 million, respectively as of December 31, 2023. The Company had no debt as of September 30, 2024 and December 31, 2023 and to date, no one on the current management team has sold any shares of Company stock

For more information on Cyngn, visit the Investor Relations Page of the Company’s website.

About Cyngn

Cyngn develops and deploys scalable, differentiated autonomous vehicle technology for industrial organizations. Cyngn’s self-driving solutions allow existing workforces to increase productivity and efficiency. The Company addresses significant challenges facing industrial organizations today, such as labor shortages, costly safety incidents, and increased consumer demand for eCommerce.

Cyngn’s DriveMod Kit can be installed on new industrial vehicles at end of line or via retrofit, empowering customers to seamlessly adopt self-driving technology into their operations without high upfront costs or the need to completely replace existing vehicle investments.

Cyngn’s flagship product, its Enterprise Autonomy Suite, includes DriveMod (autonomous vehicle system), Cyngn Insight (customer-facing suite of AV fleet management, teleoperation, and analytics tools), and Cyngn Evolve (internal toolkit that enables Cyngn to leverage data from the field for artificial intelligence, simulation, and modeling). For all terms referenced within, please refer to the Company’s annual report on Form 10-K with the SEC filed on March 7, 2024.

Find Cyngn on:

●	Website: https://cyngn.com

●	Twitter: https://twitter.com/cyngn

●	LinkedIn: https://www.linkedin.com/company/cyngn

●	YouTube: https://www.youtube.com/@cyngnhq

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in the Company’s reports to the Securities and Exchange Commission (SEC), including, without limitation the risk factors discussed in the Company’s annual report on Form 10-K filed with the SEC on March 7, 2024. Readers are cautioned that it is not possible to predict or identify all the risks, uncertainties and other factors that may affect future results No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Cyngn undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CYNGN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Revenue	$47,584	$25,210	$61,762	$1,448,961
Costs and expenses
Cost of revenue	157,251	42,414	285,949	1,121,732
Research and development	2,795,583	2,929,225	9,149,357	9,697,099
General and administrative	2,602,952	2,663,272	7,913,222	8,580,113
Total costs and expenses	5,555,786	5,634,911	17,348,528	19,398,944
Loss from operations	(5,508,202)	(5,609,701)	(17,286,766)	(17,949,983)

Other income, net
Interest income, net	46,336	32,905	45,994	98,698
Other income	34,467	105,284	24,342	397,616
Total other income, net	80,803	138,189	70,336	496,314

Net loss	$(5,427,399)	$(5,471,512)	$(17,216,430)	$(17,453,669)

Net loss per share attributable to common stockholders, basic and diluted	$(2.74)	$(11.03)	$(12.91)	$(35.50)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	1,981,907	496,009	1,333,255	491,656

CYNGN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
	2024	2023

Assets
Current assets
Cash	$1,974,441	$3,591,623
Short-term investments	812,750	4,561,928
Prepaid expenses and other current assets	1,664,063	1,316,426
Total current assets	4,451,254	9,469,977

Property and equipment, net	2,067,411	1,486,672
Right of use asset, net	474,149	992,292
Intangible assets, net	1,488,328	1,084,415
Total Assets	$8,481,142	$13,033,356

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$190,488	$196,963
Accrued expenses and other current liabilities	1,136,258	1,201,142
Current operating lease liability	505,231	682,718
Total current liabilities	1,831,977	2,080,823

Non-current operating lease liability	-	317,344
Total liabilities	1,831,977	2,398,167

Commitments and contingencies
Stockholders’ Equity
Preferred stock, Par $0.00001, 10 million shares authorized; no shares issued and outstanding as of September 30, 2024 and December 31, 2023	-	-
Common stock, Par $0.00001; 200,000,000 shares authorized, 2,026,575 and 759,831 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	20	8
Additional paid-in capital	183,883,194	170,652,800
Accumulated deficit	(177,234,049)	(160,017,619)
Total stockholders’ equity	6,649,165	10,635,189
Total Liabilities and Stockholders’ Equity	$8,481,142	$13,033,356

CYNGN INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities
Net loss	$(17,216,430)	$(17,453,669)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	692,848	707,337
Stock-based compensation	1,871,466	2,517,890
Realized gain on short-term investments	(105,414)	(396,141)
Patent impairment	118,831	-
Changes in operating assets and liabilities:
Prepaid expenses, operating lease right-of-use assets, and other current assets	(345,122)	261,034
Accounts payable	(6,475)	78,414
Accrued expenses, lease liabilities, and other current liabilities	(559,715)	(154,967)
Net cash used in operating activities	(15,550,011)	(14,440,102)

Cash flows from investing activities
Purchase of property and equipment	(739,947)	(904,417)
Acquisition of intangible asset	(540,756)	(698,527)
Disposal of assets	-	130,898
Purchase of short-term investments	(6,755,408)	(17,050,782)
Proceeds from maturity of short-term investments	10,610,000	24,892,000
Net cash provided by investing activities	2,573,889	6,369,172

Cash flows from financing activities
Proceeds from at-the-market equity financing, net of issuance costs	6,789,427	1,012,511
Proceeds from private placement offering and pre-funded warrants, net of offering costs	4,570,110	-
Proceeds from exercise of stock options	-	8,527
Issuance of stock dividend, net of issuance costs	(597)	-
Net cash provided by financing activities	11,358,940	1,021,038

Net increase (decrease) in cash	(1,617,182)	(7,049,892)
Cash, beginning of period	3,591,623	10,586,273
Cash, end of period	$1,974,441	$3,536,381